Exhibit 10.15

October 24, 2018

David V. Smith

534 Justin Morgan Drive

Alamo, California 94507

Dear David,

We are pleased to extend to you an offer of employment with Five Prime Therapeutics, Inc. (“FivePrime”) as Executive Vice President and Chief Financial Officer, reporting directly to me.

We would like for your full-time employment with FivePrime to begin at your earliest convenience, but no later than Monday, November 26, 2018.

Once you begin full-time employment, we will pay you an annual base salary of $430,000, paid semi-monthly less applicable taxes and withholding.  You will be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees.  These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

We currently have a process to evaluate performance and employee compensation on an annual basis and administer an annual bonus and equity incentive program in connection with this evaluation.  This evaluation usually concludes in February or March of each year.  Based on your anticipated start date, you will be eligible to participate in the annual discretionary compensation program beginning January 1, 2019.  Your initial annual target bonus under our Annual Bonus Plan, which governs our annual cash bonus program, will be 40% of your annual base salary.

Subject to approval by the Compensation and Management Development Committee of the Board of Directors of FivePrime (the “Compensation Committee”), we will grant you a stock option to purchase 185,000 shares of common stock of FivePrime on or promptly after your start date.  The exercise price per share will be the fair market value of common stock on the date of grant.  We will issue your stock option award under our 2013 Omnibus Incentive Plan (the “2013 Plan”).  Your stock option award will be subject to a Stock Option Agreement, and our Executive Severance Benefits Agreement (the “ESBA”).  Subject to your continued employment with FivePrime and the other terms and conditions of your stock option grant, your stock option award will vest over four years, with 25% of the shares vesting on the first anniversary of your start date and the balance vesting in equal monthly installments over the subsequent 36 months.

In addition, subject to approval by the Compensation Committee, we will grant you 40,000 shares of restricted common stock under the 2013 Plan on or promptly after your start date.  Your restricted stock award will be subject to a Restricted Stock Agreement and the ESBA.  Subject to your continued employment with FivePrime and the other terms and conditions of your restricted stock award, your restricted stock award will vest over a three-year period after the grant date in equal annual installments.

We will enter into the ESBA and our Indemnity Agreement with you on the same terms as offered to other executive officers of FivePrime at the Executive Vice President level.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s confidential information.  During your tenure with FivePrime, we will expect you to also abide by FivePrime’s policies and procedures.  Federal law requires us to verify your identity and eligibility for employment in the United States.  Accordingly, our offer of employment is also conditioned upon this verification.

Five Prime Therapeutics, Inc. • 111 Oyster Point Boulevard • South San Francisco, CA 94080

www.fiveprime.com

David V. Smith

October 24, 2018

Our offer to you is conditioned on a check of your background and credit that we find acceptable. We use a third-party resource (AccurateNow) for this background and credit check and they will contact you by email after you execute and deliver this offer letter to us to initiate this process.

Your employment with FivePrime will not be for a set term and you will be an at-will employee.

You will be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in writing and signed by FivePrime’s Chief Executive Officer.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of employment, please sign, date and send a scanned copy of this letter and the Confidential Information and Innovation Assignment Agreement by the end of the business day on Friday, October 26, 2018 to eFax-HR@fiveprime.com.

Again, David, I am very pleased to make this offer to you.  We all believe you bring a great deal to FivePrime at this stage of our development and that your contributions will be important in continuing our progress.  We all look forward to having you join our team as we continue to build a vibrant and successful company.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Aron Knickerbocker

Aron Knickerbocker

President and Chief Executive Officer

Accepted:

/s/ David V. Smith

David V. Smith

Date: October 24, 2018